Exhibit b(4)

Amendment to the By-Laws of Variable Annuity Portfolios - as adopted by the Boards of Trustees on August 15, 2005:

VOTED:	That the following paragraph be added to the end of Article II, Section II of the By-Laws of the Trust:

Except when a larger vote is required by applicable law or by any provision of the Declaration, Shares entitled to vote and representing a majority of the voting power of the Shares voted on the matter in person or by proxy shall decide any matter and a plurality shall elect a Trustee, provided that where any provision of law or of the Declaration requires that the holders of any series or class shall vote as a series or class, then Shares representing a majority of the voting power of the Shares of that series or class entitled to vote and voted on the matter shall decide that matter insofar as that series or class is concerned, and provided further that subject to applicable law, abstentions and broker non-votes shall not be counted as having been voted on the applicable matter. For the purposes of establishing whether a quorum is present, all shares present and entitled to vote, including abstentions and broker non-votes, shall be counted.

VOTED:	That Article III, Section 4 of the By-Laws of the Trust be and hereby is deleted in its entirety and replaced with the following*:

Section 4. Proxies. At any meeting of Shareholders, any holder of Shares entitled to vote thereat may vote by proxy, provided that no proxy shall be voted at any meeting unless it shall have been placed on file with the Secretary, or with such other officer or agent of the Trust as the Secretary may direct, for verification prior to the time at which such vote shall be taken. Any Shareholder may give instructions through telephonic, electronic or telegraphic methods of communication or via facsimile or the Internet for another person to execute his or her proxy, pursuant to procedures established by the Trust that are reasonably designed to verify that such instructions have been authorized by such Shareholder; and the placing of a Shareholder’s name on a proxy pursuant to such instructions shall constitute execution of such proxy by or on behalf of such Shareholder. Pursuant to a vote of a majority of the Trustees, proxies may be solicited in the name of one or more Trustees and/or one or more of the officers of the Trust. Only Shareholders of record shall be entitled to vote. Each full Share shall be entitled to one vote and fractional Shares shall be entitled to a vote of such fraction. When any Share is held jointly by several persons, any one of them may vote at any meeting in person or by proxy in respect of such Share, but if more than one of them shall be present at such meeting in person or by proxy, and such joint owners or their proxies so present disagree as to any vote to be cast, such vote shall not be received in respect of such Share. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger. If the holder of any such Share is a minor or a person of unsound mind, and subject to guardianship or to the legal control of any other person as regards the charge or management of such Share, such Share may be voted by such guardian or such other person appointed or having such control, and such vote may be given in person or by proxy. Unless otherwise specifically limited by their terms, proxies shall entitle the holder thereof to vote at any adjournment of a meeting.

*New language is italicized.